ACCOUNTANTS' CONSENT


The Board of Directors
Transeastern Properties, Inc.:

We consent to the use of our report dated July 19, 1996, on the consolidated financial statements of Transeastern Properties, Inc. as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996 included herein. Our report refers to a change in the method of accounting for a real estate joint venture. We consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                             KPMG Peat Marwick LLP


West Palm Beach, Florida
August 16, 1996